Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement Nos. 333-250103; 333-250103-01 October 5, 2021

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due November 3, 2025

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Term	4 years (unless earlier called)
Underlying:	KraneShares CSI China Internet ETF
Pricing date	October 29, 2021*
Original issue date	November 3, 2021*
Face amount	$1,000 per security (100% of par)
Automatic call:	See “Automatic call” on page 2.
Call payment:	See “Call payment” on page 2.
Determination dates:	1st determination date: November 3, 2022 2nd determination date: November 3, 2023 3rd determination date: November 4, 2024 Final determination date: October 27, 2025
Call settlement dates:	Five business days after the applicable determination date; provided that the call settlement date for the final determination date is the maturity date.
Maturity payment amount	See “Investment description” on this page and “How the maturity payment amount is calculated” on page 2.
Maturity date	November 3, 2025*
Closing price	The “closing price” for one share of the underlying (or one unit of any other security for which a closing price must be determined) on any trading day means the product of (i) the official closing price on such day published by the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the underlying (or any such other security) is listed or admitted to trading, and (ii) the adjustment factor on such trading day.
Starting price	The closing price on the pricing date
Ending price	The closing price on the final determination date
Threshold price	90% of the starting price
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Adjustment factor	1.0, subject to adjustment in the event of certain events affecting the underlying.
Agent discount

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $28.25 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $17.50 per security, and WFA will receive a distribution expense fee of $0.75 for each security sold by WFA.

In respect of certain securities sold in this offering, we may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

CUSIP	61773FU43

Investment description

•    Linked to the KraneShares CSI China Internet ETF (the “underlying”)

•    Unlike ordinary debt securities, the securities do not pay interest, do not guarantee the repayment of principal and are subject to potential automatic call prior to the maturity date upon the terms described below.

•     Automatic Call. The securities will be automatically called if the closing price of the underlying on any of the determination dates is greater than or equal to the starting price for a call payment equal to the face amount plus a call premium. The call premium applicable to each determination date will be a percentage of the face amount that increases for each determination date based on a simple (non-compounding) return of 12.25% to 13.25% per annum (to be determined on the pricing date). No further payments will be made on the securities once they have been called.

•     Maturity Payment Amount. If the securities are not automatically called, you will receive at maturity a cash payment per security as follows:

▪    If the ending price of the underlying is less than the starting price, but greater than or equal to 90% of the starting price, which we refer to as the threshold price, you will receive a maturity payment amount of $1,000 per $1,000 security.

▪    If the ending price of the underlying is less than the threshold price, investors will be exposed to the decline in the underlying beyond 10%, and investors will lose some or a significant portion of their initial investment.

•   The maturity payment amount may be significantly less than the face amount, and you could lose up to 90% of your investment.

•   The securities are for investors who are willing to forgo current income and participation in the appreciation of the underlying in exchange for the possibility of receiving a call payment if the underlying closes at or above the starting price on a determination date or the final determination date, respectively.

•   Investors will not participate in any appreciation of the underlying.

•   All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any securities included in the underlying.

•   No periodic interest payments or dividends.

•   No exchange listing; designed to be held to maturity.

*To the extent the issuer makes any change to the pricing date or original issue date, the determination dates and maturity date may also be changed in the issuer’s discretion to ensure that the term of the securities remains the same.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $938.30, or within $45.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Investment Summary” and “Risk Factors” in the accompanying preliminary terms for further information.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” in the accompanying preliminary terms. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary terms, product supplement for auto-callable securities and prospectus before making a decision to invest in the securities.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Automatic call

If, on any determination date, beginning on November 3, 2022, the closing price of the underlying is greater than or equal to the starting price, the securities will be automatically called for the applicable call payment on the related call settlement date. The last determination date is the final determination date, and any payment upon an automatic call on the final determination date, if applicable, will be made on the maturity date.

The securities will not be automatically called on any call settlement date if the closing price of the underlying is below the starting price on the related determination date.

Any positive return on the securities will be limited to the applicable call premium, even if the closing price of the underlying on the applicable determination date significantly exceeds its starting price. You will not participate in any appreciation of the underlying.

Call payment

The call payment will be an amount in cash per face amount corresponding to a return at a per-annum rate that will be set on the pricing date, as follows:

•	1st determination date: $1,122.50-$1,132.50, which corresponds to a call premium of 12.25%-13.25%

•	2nd determination date: $1,245.00-$1,265.00, which corresponds to a call premium of 24.50%-26.50%

•	3rd determination date: $1,367.50-$1,397.50, which corresponds to a call premium of 36.75%-39.75%

•	Final determination date: $1,490.00-$1,530.00, which corresponds to a call premium of 49.00%-53.00%

The actual call payment and call premium applicable to each determination date will be determined on the pricing date. No further payments will be made on the securities once they have been called.

How the maturity payment amount is calculated

If the securities are not automatically called, you will be entitled to receive on the maturity date a cash payment per security as follows:

▪	if the ending price is less than the starting price but greater than or equal to the threshold price:

$1,000; or

▪	if the ending price is less than the threshold price:

▪

Under these circumstances, you will receive less, and up to 90% less, than the face amount of your securities at maturity.

Hypothetical Returns

If the securities are automatically called:

Date	Change in Underlying	Payment (per security)
1st Determination Date	-20%	--
2nd Determination Date	+20%	$1,245.00*

The securities are automatically called on the second call settlement date. Investors will receive a payment of $1,245.00 per security on the related call settlement date.

* Assumes that the call payment will be an amount in cash per face amount for each determination date based on the bottom of the range specified.

If the securities are not automatically called prior to maturity:

Assuming that the underlying closes below the starting level on each determination date prior to the final determination date, and, consequently, the securities are not automatically called prior to, and remain outstanding until, maturity:
Change in Underlying	Payment (per security)
+30%	$1,490.00*
+20%	$1,490.00*
+10%	$1,490.00*
0%	$1,490.00*
-10%	$1,000.00
-20%	$900.00
-25%	$850.00
-30%	$800.00
-40%	$700.00
-50%	$600.00
-70%	$400.00
-90%	$200.00
* Assumes that the call payment will be an amount in cash per face amount for each determination date based on the bottom of the range specified.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms, product supplement for auto-callable securities and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

•	The securities do not pay interest or guarantee the return of the face amount of your securities at maturity.

•	The appreciation potential of the securities is limited by the call payment specified for each determination date.

•	The market price will be influenced by many unpredictable factors.

•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	Investing in the securities is not equivalent to investing in the underlying or the stocks composing the share underlying index.

•	Reinvestment risk.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

•	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	The securities will not be listed on any securities exchange and secondary trading may be limited.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

•	The maturity date may be postponed if the final determination date is postponed.

•	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying

•	The securities are subject to risks associated with the internet sector.

•	There are risks associated with investments in securities linked to the value of foreign (and especially emerging markets) equity securities.

•	The securities are subject to currency exchange risk.

•	The performance and market price of the underlying, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying.

•	Adjustments to the underlying or the share underlying index could adversely affect the value of the securities.

•	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares of the underlying.

•	Historical prices of the underlying should not be taken as an indication of the future performance of the underlying during the term of the securities.

For more information about the underlying, including historical performance information, see the accompanying preliminary terms.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the face amount per security. MS & Co., Wells Fargo Securities, LLC and our respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Consult your tax advisor

Investors should review carefully the accompanying preliminary terms, product supplement for auto-callable securities, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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